Exhibit 99.1

Wiless Controls Changes Name to Next Galaxy Corp.

Wiless Controls, Inc. (OTCQB: WILS) announces today that it has changed its name to Next Galaxy Corp. as part of the transaction announced on June 23, 2014.  Next Galaxy Corp. is now in the process of completing and submitting an application to FINRA to effect a ticker change that better correlates with the Next Galaxy Corp. name.  The ticker change is anticipated to occur in approximately 30 to 45 days.  Neither change requires any action by existing shareholders.

"The transition into Next Galaxy Corp. is proceeding very smoothly with the technical team making tremendous headway towards the launch of CEEK.com," commented Michel St-Pierre, Chief Executive Officer of Next Galaxy Corp.  "Through the convergence of live events and augmented and virtual reality technologies, we believe that the robustness and utility of the CEEK platform is going to redefine how the world looks at social media.  We could not be more pleased to be operating under our new name as a direct reflection of our corporate initiatives."

About Next Galaxy Corporation

Next Galaxy Corporation is an entertainment technology company and leading developer of innovative Augmented and Immersive Virtual Reality software that delivers intuitive and convenient solutions for people to connect through shared experiences, events and activities.  The Company's flagship consumer product in development is CEEK, a next-generation social entertainment platform combining live, virtual and augmented events and activities with geo-location technologies to meet others to share them with.  Whether for business or pleasure, our aim is to simulate the communal experience of attending live events, sporting events or taking travel escapes with people from anywhere at anytime.  We are building the meeting places of the future.

Contact:

Tina Brown
Next Galaxy Corp.
+1-877-407-9797
Tina@ceek.com